Exhibit 99.1
[ONEOK Logo]	News

February 28, 2006	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Lori Webster 918-588-7570

ONEOK Named to FORTUNE Magazine

"Most Admired List"

Top-Tier in Energy Industry Category;

Top Oklahoma-based Company

TULSA, Okla. -- Feb. 28, 2006 -- For the first time, ONEOK, Inc. (NYSE: OKE) has been recognized as one of the most admired companies in the United States in 2006 by FORTUNE Magazine.

ONEOK ranked number two among energy companies surveyed -- in a virtual "dead heat" for first place -- and was the top Oklahoma-based company on the FORTUNE Magazine list.

"This is quite an accomplishment. All employees should be proud of this honor, especially since this is the first year we've been considered," said David Kyle, ONEOK chairman, president and chief executive officer.

"Without the dedication and commitment of our 4,560 employees to make this a great company, this recognition would not have been possible," Kyle stated.

In the energy industry category, ONEOK ranked number one in use of corporate assets, social responsibility, quality of management, and quality of products and services; number two in employee talent, financial soundness and long-term investment; and number three in innovation.

The annual corporate reputation report card, conducted by Hay Partners on behalf of FORTUNE magazine, surveys more than 600 companies in 70 industries. It asks executives, directors and analysts to rate companies on eight criteria -- innovation, employee talent, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment and quality of products and services.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is the majority general partner of Northern Border Partners, L.P. (NYSE:NBP), one of the largest publicly traded limited partnerships.  ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.